MICHAEL                                      [GRAPHIC OMITTED]
FOODS INC.


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324 Park National Bank Building * 5353 Wayzata Boulevard * Minneapolis, MN 55416
* (612) 546-1500  FAX (612) 546-3711
Visit Michael Foods, Inc. On The Internet: www.michaelfoods.com

CONTACT:      MARK D. WITMER
              ASSISTANT TREASURER
              (612) 546-1500

For Immediate Release

           MICHAEL FOODS BOARD AUTHORIZES PURCHASE OF COMPANY'S STOCK
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MINNEAPOLIS, July 30 -- Michael Foods, Inc. (Nasdaq\NMS:MIKL) today announced that its Board of Directors has authorized the purchase of up to 2 million shares of the Company's common stock on the open market. The Company has approximately 22 million shares outstanding.

Regarding the Board's action, Chief Executive Officer Gregg A. Ostrander commented, "We have strong cash flow and significant debt capacity on our balance sheet. This financial strength, combined with our stock's notable valuation discount to its peers, argues for utilizing some of our cash and debt capacity to directly enhance shareholder returns. This action will be in addition to the execution of our capital spending plan and our search for acquisition and joint-venture opportunities."

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

CERTAIN ITEMS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE COMPANY'S RELATIVE SUCCESS IN EXECUTING ITS CAPITAL SPENDING, ACQUISITION AND JOINT-VENTURE PLANS. AS A RESULT, THE COMPANY'S ACTUAL FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ESTIMATED BY, FORECASTED BY, OR IMPLIED BY THE COMPANY IN SUCH FORWARD-LOOKING STATEMENTS.



7-30-98